Independent Auditors' Consent



To the Board of Trustees and Shareholders of Prime Cash Fund:

We consent to the use of our report dated January 31, 2001 with respect to Prime Cash Fund incorporated herein by reference and to the references to our Firm under the headings "Financial Statements" and "Transfer Agent, Custodian, and Auditors".




/KPMG LLP/
KPMG LLP


New York, New York
May 15, 2001